Exhibit 4.6

8 OCTOBER 2025

Between

PETER ANTHONY ALLEN

as the Borrower

and

KNOREX PTE. LTD.

as the Lender

TEMP LOAN AGREEMENT

THIS TEMP LOAN AGREEMENT (the **"Agreement"**) is made on 8 October 2025 (the "**Effective Date**"),

BETWEEN

(1) **PETER ANTHONY ALLEN** (NRIC No. [redacted]) ("**Borrower**"); and

(2) **KNOREX PTE. LTD.** (Company Registration No. 200916815K), a company incorporated in Singapore with its registered address at 21 Merchant Road, #04-01, Royal Merukh S.E.A, Singapore 058267 ("**Lender**")

(each a "**Party**" and collectively the "**Parties**").

IT IS AGREED AS FOLLOWS:-

1. TERMS OF ISSUE OF LOAN

1.1 Subject to the terms of this Agreement, the Lender shall, at the request of the Borrower, lend to the Borrower a sum USD 712,500/- (the "**Loan**").

1.2 The Loan shall be remitted to such bank account(s) as shall be notified in writing by the Borrower to the Lender, or by such other means as may be agreed between the Parties.

1.3 The Loan shall be made available to the Borrower within seven (7) days from the Effective Date.

2. INTEREST

2.1 Interest shall be in the form of a one-time fee of USD7,000/- and it is payable upon repayment.

2.2 Parties agree that the Borrower shall only be required to make payment of the aggregate Interest on the date of and together with the repayment of the Loan to the Lender in accordance with Clause 3 below.

3. REPAYMENT

3.1 The Borrower shall repay the Loan latest by 8 October 2026 (the "**Maturity Date**"). For the avoidance of doubt, the Borrower may repay the Loan earlier than on the Maturity Date (an "**Earlier Repayment**"). No repayment may be redrawn.

3.2 If the Maturity Date is not a day on which banks in Singapore are open for business (a "**Business Day**"), the Loan shall be repaid on the earliest succeeding Business Day.

3.3 In the event that the Borrower fails to repay all or any part of the Loan in accordance with Clauses 3.1 and 3.2 above, without prejudice to the rights conferred under Clause 4 below, Interest shall continue to accrue at 2% per month on any unpaid amount until the date full repayment is made unless agreed in writing to extend the Maturity Date.

3.4 The repayment of the Loan and payment of accrued Interest shall be made in the original loan currency and transferred to the bank account designated by the Lender in writing to the Borrower.

3.5 All payments to be made by the Borrower to the Lender shall be made without set-off or counterclaim and without any deduction or withholding whatsoever.

3.6 If the Borrower is obliged by any applicable law or otherwise to make any deduction or withholding from any such payment, the amount due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such

deduction or withholding, the Lender receives a net amount equal to the amount the Lender would have received had no such deduction or withholding been required to be made.

4. EVENTS OF DEFAULT

4.1 Each of the events or circumstances set out below is an event of default ("**Event of Default**"):

4.1.1 the Borrower is in material breach of the Agreement, or breaches or violates any applicable laws which have a material adverse effect on the valuation and operation of the Borrower, and such default (unless it is incapable of remedy) is not remedied within twenty (20) days after written notice by the Lender requiring the same to be remedied;

4.1.2 the Borrower fails to make, within seven (7) Business Days of the Maturity Date, any payment due pursuant to this Agreement; or

4.1.3 the Borrower becomes insolvent by reason of its inability to pay its debts as they fall due or enters into liquidation whether voluntarily or compulsorily other than for the purposes of a reconstruction or amalgamation or makes any arrangement or composition with its creditors or has a receiver, manager or administrator appointed of all or any part of its assets or takes or suffers any similar action in consequence of a debt.

4.2 On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower, declare that all or part of the Loan, together with accrued Interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable.

5. RANKING

5.1 This Agreement will constitute direct, unconditional and unsecured obligations of the Borrower ranking *pari passu* with all other present and future unsecured obligations (other than any subordinated obligations and priorities created by law or this Agreement) of the Borrower from time to time outstanding.

6. REPRESENTATIONS AND WARRANTIES

6.1 Each Party hereby represents and warrants to the other Party that, as at the date of this Agreement:

6.1.1 it is a corporation duly organised, validly existing and of good standing under the laws of the country of its incorporation and has the requisite corporate power to enter into and perform the obligations set out herein;

6.1.2 (where the Lender is an individual) the Lender is sui juris and has the capacity to enter into and perform the obligations set out herein;

6.1.3 this Agreement, when executed and delivered, will constitute its valid and binding obligations enforceable in accordance with its terms;

6.1.4 the execution and delivery of, and the performance of it of its obligations under, this Agreement will not result in any breach of any: (i) provision of its memorandum and articles of association, certificate of incorporation, bylaws or similar organisational

documents; (ii) contract to which it is a party or by which it is bound; or (iii) judgment or court order to which it is bound;

6.1.5 it is not insolvent by reason of its inability to pay its debt as they falls due or is not entering into liquidation whether voluntarily or compulsorily other than for the purposes of a reconstruction or amalgamation, or not making any arrangement or composition with its creditors or has a receiver, manager or administrator appointed of all or any part of its assets or takes or suffers any similar action in consequence of a debt; and

6.1.6 as far as it is aware, there is no undisclosed proceeding, pending or threatened event, matter, occurrence or circumstance which challenges or may have a material adverse impact on this Agreement or its ability to perform its obligations pursuant to this Agreement.

7. ENTIRE AGREEMENT

This Agreement contains the entire agreement of the Parties hereto as to its subject matter and supersedes all prior discussions between them.

8. WAIVERS

No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent further or other exercise thereof, or the exercise of any other right or remedy.

9. COSTS AND EXPENSES

Each Party shall bear their own costs, charges and expenses incurred under or in connection with this Agreement (including costs, charges and expenses relating to the preparation and execution of this Agreement).

10. NOTICES

10.1 Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be delivered by electronic mail ("**Email**").

11. VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of both Parties.

12. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce or to enjoy the benefit of any term of this Agreement.

13. GOVERNING LAW AND DISPUTE SETTLEMENT

This Agreement shall be governed by and construed in accordance with laws of the Republic of Singapore and the Parties hereby submit to the non-exclusive jurisdiction of the Courts of Singapore.

14. COUNTERPARTS

This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered (including by electronic mail in "portable document format" (".pdf") form) shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto. This Agreement may be executed manually or electronically (including digital ink signatures and the use of electronic signature platforms such as Adobe Sign or DocuSign).

IN WITNESS WHEREOF the Parties have hereunto set their hands on the date stated at beginning of this Agreement.

THE LENDER

Signed by	)	[redacted]
Name: CHOO KHAR HENG	)	
Designation: CEO	)	
for and on behalf of	)	
KNOREX PTE. LTD.	)	

THE BORROWER

Signed by	)	[redacted]
Name: **PETER ANTHONY ALLEN**	)	
	)	
	)	
	)	